CONFIRMING STATEMENT


This Statement confirms that the undersigned, Elizabeth Betsey Nelson, has authorized and designated Andy Sherman, Mitzi Chang, Darrell Hong and Vincent Fontanilla to execute and file on the undersigneds behalf all Forms ID, 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigneds ownership of or transactions in securities of CNET Networks, Inc. The authority of Elizabeth Betsey Nelson, under this Statement shall continue until the undersigned is no longer required to file the Forms ID, 3, 4, and 5 with regard to his/her ownership of or transactions in securities in CNET Networks, Inc., unless earlier revoked in writing. The undersigned acknowledges that Andy Sherman, Mitzi Chang, Darrell Hong and Vincent Fontanilla are not assuming any of the undersigneds responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:    06/25/07                                    /s/
                                            Elizabeth Betsey Nelson